                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 0)(1)


                             Scheid Vineyards, Inc.
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                                (Name of Issuer)


                              Class A Common Stock
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                         (Title of Class of Securities)


                                    806403101
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                                 (CUSIP Number)


                                   12/31/1999
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ X ]    Rule 13d-1 (b)

         [   ]    Rule 13d-1 (c)

         [   ]    Rule 13d-1 (d)

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, SEE the NOTES.)

                       [Continued on the following pages]

CUSIP No. 806403101                  13G                       Page 2 of 6 Pages

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1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Dow Employees' Pension Plan
         48-6184045
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2.   CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP
                                                                 (a)[   ]
                                                                 (b)[   ]
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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
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                   5. SOLE VOTING POWER

                         0
NUMBER OF          -------------------------------------------------------------
SHARES             6. SHARED VOTING POWER
BENEFICIALLY
OWNED BY                 150,000
EACH               -------------------------------------------------------------
REPORTING          7. SOLE DISPOSITIVE POWER
PERSON
WITH                     0
                   -------------------------------------------------------------
                   8. SHARED DISPOSITIVE POWER

                         150,000
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         150,000
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10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES                                                [   ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.49%
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12.  TYPE OF REPORTING PERSON

         EP

CUSIP No. 806403101                    13G                     Page 3 of 6 Pages

Item 1(a). Name of Issuer:

                Scheid Vineyards, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

                13470 Washington Boulevard
                Suite 300
                Marina DelRey, CA 90292

Item 2(a). Name of Person Filing:

                Dow Employees' Pension Plan

Item 2(b). Address of Principal Business Office or, if None,
           Residence:

                c/o Dow Chemical Company
                Dorinco 100
                Midland, MI  48674

Item 2(c). Citizenship:

                New York

Item 2(d). Title of Class of Securities:

                Class A Common Stock

Item 2(e). CUSIP Number:

                806403101

Item     3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

    (a) [ ] Broker or dealer registered under Section 15 of the Act.

    (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

    (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

CUSIP No. 806403101                      13G                   Page 4 of 6 Pages

    (d) [ ] Investment Company registered under Section 8 of the
            Investment Company Act.

    (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G); see item 7;

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c),
        check this box [   ]

Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount beneficially owned:

             Dow Employees' Pension Plan is the beneficial owner of 150,000 shares of the Class A Common Stock of the issuer.

        (b)  Percent of class: 5.49%

        (c)  Number of shares as to which such person has:

            (i)  Sole power to vote or to direct the vote       0
           (ii) Shared power to vote or to direct the vote      150,000
          (iii) Sole power to dispose or to direct the
                disposition of                                  0
           (iv) Shared power to dispose or to direct the
                disposition of                                  150,000

CUSIP No. 806403101                     13G                    Page 5 of 6 Pages

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

         [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another
         Person.

               Wellington Management Company, LLP

Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent Holding
        Company.

               Not Applicable.

Item 8. Identification and Classification of Members of the Group.

               Not Applicable.  This schedule is not being filed
               Pursuant to Rule 13d-1(b)(1)(ii)(J) or Rule 13d-1(d).

Item 9.  Notice of Dissolution of Group.

               Not Applicable.

Item 10. Certification.

(a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

       "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the

CUSIP No. 806403101                      13G                   Page 6 of 6 Pages

                  effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. "

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            By:--//Geoffrey Tripp//--
                                               ----------------------
                                            Name: Geoffrey Tripp
                                            Title: Trustee
                                            Date: February 11, 2000